Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR DECEMBER 2012

Bellport, NY January 03, 2012 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States and Puerto Rico, reported total net sales of $64.9 million for the five week fiscal month of December 2012, which ended December 29, 2012, versus $62.9 million for the five week fiscal month of December 2011, which ended December 31, 2011. On a year-to-date basis, total net sales were $272.1 million in the current year compared with $268.7 million last year. For the month of December 2012, comparable store sales increased by 1.8%. Comparable store sales on a year-to-date basis increased by 0.3%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA DECEMBER, AND YEAR-TO-DATE 2012 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2012		2011		2010
		Increase		(Decrease)		(Decrease)
				Increase

Number of Open Stores, December	350	0.6%	348	(4.9%)	366

December Total Retail Sales	$64,879	3.2%	$62,850	5.4%	$59,605

Year-to-date December Total Retail Sales	$272,102	1.3%	$268,673	8.4%	$247,908
December Comparable Store Sales		1.8%		5.8%		(7.4%)

Year-to-date December Comparable Store Sales		0.3%		10.6%		(1.3%)